Exhibit 99.1

VANGUARD NATURAL RESOURCES ANNOUNCES CLOSING OF LRR ENERGY, L.P. ACQUISITION

HOUSTON--(GLOBE NEWSWIRE)-October 5, 2015-- Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) today announced the closing of the previously announced plan of merger pursuant to which a subsidiary of Vanguard merged into LRR Energy, L.P. and, at the same time, Vanguard acquired LRE GP, LLC, the general partner of LRR Energy, L.P. (collectively, “LRR Energy”, or “LRE”) for total consideration of approximately 15.45 million Vanguard common units and the assumption of $290 million in debt. As a result of the transaction, LRR Energy and its general partner are now wholly owned subsidiaries of Vanguard. The merger was approved by the LRR Energy unitholders today in a Special Meeting vote.
Scott W. Smith, Vanguard’s President and Chief Executive Officer commented, “We are very pleased with the closing of this transaction. The assets being acquired are attractive bolt-ons to our Permian and Arkoma basin operations. We believe this transaction should have a positive impact on all aspects of our business. We welcome the LRE unitholders into Vanguard.”
Transaction Highlights

•	LRE’s long-life, low-decline, mature assets are well-suited for Vanguard’s upstream MLP model;

•	Proved R/P of approximately 14 years;

•	Balanced production and reserves product mix of 39% oil; 48% natural gas and 13% natural gas liquids;

•	Assets add additional scale in Vanguard’s existing Permian and Arkoma Basins;

•	Properties more than 85% operated as measured by proved reserves;

•	Significant cost savings through G&A synergies are expected;

•	Strong commodity price hedge book with approximately 89% of natural gas and 80% of oil proved developed production hedged through 2018;

•	Production of approximately 40 MMcfe/d, increasing Vanguard’s current production by approximately 10%;

•	Proved reserves at December 31, 2014 (SEC pricing) of approximately 203 Bcfe, increasing Vanguard’s estimated proved reserves by approximately 10%;

•	Approximately 1,290 gross producing wells and approximately 158,000 net acres; and

•	The transaction is expected to be immediately accretive to distributable cash flow per unit.

Citigroup Global Markets Inc. acted as the exclusive financial advisor to Vanguard and Paul Hastings LLP acted as legal counsel to Vanguard. Tudor, Pickering, Holt & Co. acted as exclusive financial advisor to LRR Energy, and Andrews Kurth LLP and Richards, Layton & Finger, P.A. acted as legal counsel to LRR Energy. Simmons & Company International provided a fairness opinion to the Conflicts Committee of LRR Energy’s Board of Directors. Latham & Watkins LLP acted as legal counsel to the Conflicts Committee of LRR Energy’s Board of Directors.
About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Arkoma Basin in Arkansas and Oklahoma, the Anadarko Basin in Oklahoma and North Texas, the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Piceance Basin in Colorado, the Gulf Coast Basin in Texas, Louisiana and Mississippi, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.
Forward-Looking Statements
This document includes “forward-looking statements” as defined by the SEC. All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the proposed transaction to Vanguard and LRR Energy and their unitholders, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as we “may,” “can,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “believe,” “will” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. It is uncertain what impact the merger will have on the results of operations and financial condition of Vanguard. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.
These risks and uncertainties include, but are not limited to: Vanguard’s and LRR Energy’s ability to integrate successfully after the transaction and achieve anticipated benefits from the proposed transaction; risks relating to any unforeseen liabilities of Vanguard or LRR Energy; declines in oil, NGL or natural gas prices; the level of success in exploitation, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploitation and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base under Vanguard’s credit agreements; the ability of Vanguard to comply with covenants contained in the agreements governing their indebtedness; ability to generate sufficient cash flows from operations to meet the internally funded portion of any capital expenditures budget; ability to obtain external capital to finance exploitation and development operations and acquisitions; federal, state and local initiatives and efforts relating to the regulation of hydraulic fracturing; failure of properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; risks arising out of hedging transactions; and other risks described under the caption “Risk Factors” in Vanguard’s and LRR Energy’s Annual Reports on

Form 10-K for the period ended December 31, 2014. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. Except as required by law, neither Vanguard nor LRR Energy intends to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
Source: Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC
Investor Relations Contact
Lisa Godfrey, 832-327-2234
Director of Investor Relations
investorrelations@vnrllc.com